Exhibit 12.1
Digital Realty Trust, Inc. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Income from continuing operations before noncontrolling interests	$238,210	$264,782	$320,449	$216,047	$162,126	$105,412	$91,234
Interest expense	144,689	143,403	189,399	157,108	149,350	137,384	88,442
Interest within rental expense (1)	3,973	6,313	7,687	3,410	2,847	2,604	2,633
Noncontrolling interests in consolidated joint ventures	(352)	(480)	(595)	444	324	288	(140)
Earnings available to cover fixed charges	$386,520	$414,018	$516,940	$377,009	$314,647	$245,688	$182,169
Fixed charges:
Interest expense	$144,689	$143,403	$189,399	$157,108	$149,350	$137,384	$88,442
Interest within rental expense (1)	3,973	6,313	7,687	3,410	2,847	2,604	2,633
Capitalized interest	15,606	18,842	26,277	21,456	17,905	10,241	9,196
Total fixed charges	164,268	168,558	223,363	181,974	170,102	150,229	100,271
Preferred stock dividends	49,010	31,179	42,905	38,672	25,397	37,004	40,404
Fixed charges and preferred stock dividends	$213,278	$199,737	$266,268	$220,646	$195,499	$187,233	$140,675
Ratio of earnings to fixed charges	2.35	2.46	2.31	2.07	1.85	1.64	1.82
Ratio of earnings to fixed charges and preferred stock dividends	1.81	2.07	1.94	1.71	1.61	1.31	1.29

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).

Digital Realty Trust, L.P. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Income from continuing operations before noncontrolling interests	$238,210	$264,782	$320,449	$216,047	$162,126	$105,412	$91,234
Interest expense	144,689	143,403	189,399	157,108	149,350	137,384	88,442
Interest within rental expense (1)	3,973	6,313	7,687	3,410	2,847	2,604	2,633
Noncontrolling interests in consolidated joint ventures	(352)	(480)	(595)	444	324	288	(140)
Earnings available to cover fixed charges	$386,520	$414,018	$516,940	$377,009	$314,647	$245,688	$182,169
Fixed charges:
Interest expense	$144,689	$143,403	$189,399	$157,108	$149,350	$137,384	$88,442
Interest within rental expense (1)	3,973	6,313	7,687	3,410	2,847	2,604	2,633
Capitalized interest	15,606	18,842	26,277	21,456	17,905	10,241	9,196
Total fixed charges	164,268	168,558	223,363	181,974	170,102	150,229	100,271
Preferred unit distributions	49,010	31,179	42,905	38,672	25,397	37,004	40,404
Fixed charges and preferred unit distributions	$213,278	$199,737	$266,268	$220,646	$195,499	$187,233	$140,675
Ratio of earnings to fixed charges	2.35	2.46	2.31	2.07	1.85	1.64	1.82
Ratio of earnings to fixed charges and preferred unit distributions	1.81	2.07	1.94	1.71	1.61	1.31	1.29

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).